Exhibit (z)(i)

The information in this Prospectus Supplement is not complete and may be changed. A Registration Statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This Prospectus Supplement and the accompanying Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-______

FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONNECTION WITH OFFERINGS OF COMMON SHARES1

(to Prospectus dated                , 2021)

         Shares

XAI Octagon Floating Rate & Alternative Income Term Trust

Common Shares

$         per Share

The Trust. XAI Octagon Floating Rate & Alternative Income Term Trust (the “Trust”) is a diversified, closed-end management investment company.

Investment Objective. The investment objective of the Trust is to seek attractive total return with an emphasis on income generation across multiple stages of the credit cycle. There can be no assurance that the Trust will achieve its investment objective, and you could lose some or all of your investment.

Investment Strategy. The Trust seeks to achieve its investment objective by investing in a dynamically managed portfolio of opportunities primarily within the private credit markets. Under normal market conditions, the Trust will invest at least 80% of its Managed Assets (as defined in the accompanying Prospectus) in floating rate credit instruments and other structured credit investments.

Portfolio Contents. The Trust’s investments may include (i) structured credit investments, including collateralized loan obligation (“CLO”) debt and subordinated (i.e., residual or equity) securities; (ii) traditional corporate credit investments, including leveraged loans and high yield bonds; (iii) opportunistic credit investments, including stressed and distressed credit situations and long/short credit investments; and (iv) other credit-related instruments. The Trust currently intends to pursue its investment objective by investing primarily in below investment grade credit instruments, but may invest without limitation in investment grade credit instruments. Below investment grade credit instruments are often referred to as “high yield” securities or “junk bonds.” Below investment grade credit instruments are regarded as having predominantly speculative characteristics with respect to capacity to pay interest and to repay principal. The Trust may invest without limitation in credit instruments that are illiquid.

NYSE Listing. The Trust’s currently outstanding Common Shares are, and the Common Shares offered by this Prospectus will be, subject to notice of issuance, listed on the New York Stock Exchange (the “NYSE”) under the symbol “XFLT.” As of                 , the last reported sale price for the Trust’s Common Shares on the NYSE was $         per Common Share, and the net asset value of the Trust’s Common Shares was $         per Common Share, representing a [discount/premium] to net asset value of          %.

Investing in the Trust’s Common Shares involves certain risks. See “Risks” on page [ ] of the accompanying Prospectus and “                        ” on page          of this Prospectus Supplement.

[1]	In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear in any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

i

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total(1)
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the Trust(2)	$	$

(1)	[The Trust has granted the underwriters an option to purchase up to an additional Common Shares at the public offering price, less the sales load, within days of the date of this prospectus solely to cover overallotments, if any. If such option is exercised in full, the public offering price, sales load, estimated offering expenses and proceeds, before expenses, to the Trust will be $ , $ and $ , respectively. See “Underwriting.”]

(2)	[Offering expenses payable by the Trust will be deducted from the Proceeds, before expenses, to the Trust. Total offering expenses (other than sales load) are estimated to be $ , which will be paid by the Trust.]

The underwriters expect to deliver the Common Shares to purchasers on or about                .

This Prospectus Supplement is dated                .

You should read this Prospectus Supplement and the accompanying Prospectus, which contains important information about the Trust that you should know before deciding whether to invest, and retain it for future reference. A Statement of Additional Information, dated                , 2021, containing additional information about the Trust, has been filed with the SEC and is incorporated by reference in its entirety into the accompanying Prospectus. You may request free copies of the Statement of Additional Information, annual and semi-annual reports to shareholders and other information about the Trust, and make shareholder inquiries, by calling (888) 903-3358 or by writing to XA Investments at 321 North Clark Street, Suite 2430, Chicago, Illinois 60654, or you may obtain a copy (and other information regarding the Trust) from the SEC’s website (www.sec.gov). Free copies of the Trust’s Prospectus, Statement of Additional Information, reports and any incorporated information will also be available from the Trust’s website at www.xainvestments.com.

The Trust’s Securities do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

[As permitted by regulations adopted by the SEC, paper copies of the Trust’s annual and semi-annual shareholder reports will no longer be sent by mail, unless you specifically request paper copies of the reports from the Trust or from your financial intermediary, such as a broker-dealer or bank. Instead, the reports will be made available on the Trust’s website (www.xainvestments.com/XFLT), and you will be notified by mail each time a report is posted and provided with a website link to access the report.

You may elect to receive all future reports in paper free of charge. If you own these shares through a financial intermediary, such as a broker-dealer or bank, you may contact your financial intermediary to request that you continue to receive paper copies of your shareholder reports. If you invest directly with the Trust, you can inform the Trust that you wish to continue receiving paper copies of your shareholder reports by calling (888) 903-3358. Your election to receive reports in paper will apply to all funds held with the fund complex if you invest directly with the Trust or to all funds held in your account if you invest through your financial intermediary.]

This Prospectus Supplement and the accompany Prospectus and the SAI, contain (or will contain) or incorporate (or will incorporate) by reference forward-looking statements, within the meaning of the federal securities laws, that involve risks and uncertainties. These statements describe the Trust’s plans, strategies, and goals and the Trust’s beliefs and assumptions concerning future economic and other conditions and the outlook for the Trust, based on currently available information. In this Prospectus Supplement and the accompanying Prospectus, words such as “anticipates,” “believes,” “expects,” “objectives,” “goals,” “future,” “intends,” “seeks,” “will,” “may,” “could,” “should,” and similar expressions, and the negative of such terms, are used in an effort to identify forward-looking statements, although some forward-looking statements may be expressed differently. By their nature, all forward looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by any forward looking statements. Although the Trust believes that the expectations expressed in these forward looking statements are reasonable, actual results could differ materially from those projected or assumed in these forward looking statements. The Trust’s future financial condition and results of operations, as well as any forward looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “                ” section of this Prospectus Supplement and the “Risks” section of the accompanying Prospectus, which describes certain currently known risk factors that could cause actual results to differ materially from the Trust’s expectations. The Trust urges you to review carefully that section for a more detailed discussion of the risks associated with an investment in the Trust’s securities. All forward looking statements contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus are made as of the date of this Prospectus. The Trust does not intend, and undertakes no obligation, to update any forward looking statement. The Trust is not entitled to the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act of 1933.

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Trust has not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Trust is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date of this Prospectus Supplement. The Trust’s business, financial condition and results of operations may have changed since that date. The Trust will amend this Prospectus Supplement and the accompanying Prospectus if, during the period that this Prospectus Supplement and the accompanying Prospectus is required to be delivered, there are any subsequent material changes.

Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying Prospectus.

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus. This summary does not contain all of the information that you should consider before investing in the Trust’s Common Shares. You should carefully read the more detailed information contained in this Prospectus Supplement and the accompanying Prospectus and the Statement of Additional Information, dated                , 2021 (the “SAI”), especially the information set forth under the headings “Investment Objective and Policies” and “Risks.”

The Trust	XAI Octagon Floating Rate & Alternative Income Term Trust (the “Trust”) is a diversified, closed-end management investment company. The Trust commenced operations on September 27, 2017.

Listing and Symbol	The Trust’s currently outstanding Common Shares are, and the Common Shares offered by this Prospectus will be, subject to notice of issuance, listed on the New York Stock Exchange (the “NYSE”) under the symbol “XFLT.” As of , the last reported sale price for the Trust’s Common Shares on the NYSE was $ per Common Share, and the net asset value of the Trust’s Common Shares was $ per Common Share, representing a [premium/discount] to net asset value of %.

Distributions

The Trust has paid distributions to Common Shareholders monthly since inception. Payment of future distributions is subject to approval by the Trust’s Board of Trustees, as well as meeting the covenants of any outstanding borrowings and the asset coverage requirements of the Investment Company Act of 1940, as amended (the “1940 Act”).

The Trust’s next regularly scheduled distribution will be for the month ending          and, if approved by the Board of Trustees, is expected to be paid to Common Shareholders on or about          [Such distribution will not be payable with respect to Common Shares that are issued pursuant to the Offer after the record date for such distribution.]

The Offering

The Trust is offering          Common Shares through a group of underwriters. The Trust has given the underwriters an option to purchase up to          additional common shares to cover overallotments.

Common Shares Offered by the Trust

[TO COME]

Common Shares Outstanding after the Offering

The number of Common Shares offered and outstanding after the offering assumes the underwriters’ over-allotment option is not exercised. If the over-allotment option is exercised in full, the Trust will issue an additional         Common Shares and will have          Common Shares outstanding after the Offering.

The Trust’s Common Shares have recently traded at a premium to net asset value (“NAV”) per share and the price of the Common Shares is expected to be above net asset value per share. Therefore, investors in this offering are likely to experience immediate dilution of their investment. Furthermore, shares of closed-end investment companies, such as the Trust, frequently trade at a price below their NAV. The Trust cannot predict whether its Common Shares will trade at a premium or a discount to NAV.

Risks	See “Risks” beginning on page of the accompanying Prospectus for a discussion of factors you should consider carefully before deciding to invest in the Trust’s Common Shares.

Use of Proceeds

The Trust estimates the net proceeds of the offering to be approximately $        .

The Trust intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Trust will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within         months after the completion of the offering. Pending such investment, it is anticipated that the proceeds will be invested in cash, cash equivalents or other securities, including U.S. government securities or high quality, short-term debt securities. The Trust may also use the proceeds for working capital purposes, including the payment of distributions, interest and operating expenses, although the Trust currently has no intent to issue Securities primarily for these purposes.

SUMMARY OF TRUST EXPENSES

The following table contains     directly or indirectly. The table is based on the capital structure of the Trust as of                  (except as noted below) after giving effect to the anticipated net proceeds of the Common Shares offered pursuant to this Prospectus Supplement and the accompanying Prospectus and assuming the Trust incurs the estimated offering expenses. If the Trust issues fewer than all of the Common Shares available for sale pursuant to the Distribution Agreement and the net proceeds to the Trust are less, all other things being equal, the total annual expenses shown would increase. The purpose of the table and the example below is to help you understand the fees and expenses that you, as a holder of Common Shares, would bear directly or indirectly.

Shareholder Transaction Expenses

Sales load paid by Common Shareholders (as a percentage of offering price)	%(1)
Offering expenses borne by the Trust (as a percentage of offering price)	%(2)
Dividend Reinvestment Plan fees	None(3)

As a Percentage of Net Assets Attributable to Common Shares
Annual Expenses
Management fees(4)		%
Leverage expense(5)
Interest payment on borrowed funds(5)		%
Preferred Share dividends(6)		%
Other expenses
Investor Support and Secondary Market Support Services Fee(7)		%
Other(8)(9)		%
Total annual expenses		%

(1)	Represents the estimated commission with respect to the Common Shares being sold under this Prospectus Supplement and the accompanying Prospectus. There is no guarantee that there will be any sales of Common Shares under this Prospectus Supplement and the accompanying Prospectus. Actual sales of Common Shares under this Prospectus Supplement and the accompanying Prospectus, if any, may be less than as set forth under “Capitalization” below. In addition, the price per Common Share of any such sale may be greater or less than the price set forth under “Capitalization” below, depending on market price of the Common Shares at the time of any such sale.

(2)	Assumes the sale of Common Shares at a sales price per Common Share of $ , which represents the last reported sales price of the Common Shares on the NYSE on . There is no guarantee that there will be any sales of Common Shares under this Prospectus Supplement and the accompanying Prospectus. Actual sales, if any, of the Common Shares under this Prospectus Supplement and the accompanying Prospectus may be at a price greater or less than $ per Common Share, depending on the market price of the Common Shares at the time of any such sale.

(3)	Common Shareholders will incur brokerage charges if they direct DST Systems, as Plan Agent for the Common Shareholders, to sell their Common Shares held in a dividend reinvestment account.

(4)	The Trust pays the Adviser an annual management fee, payable monthly in arrears, in an amount equal to 1.70% of the Trust’s average daily Managed Assets. Common Shareholders bear the portion of the investment advisory fee attributable to the assets purchased with the proceeds of leverage, which means that Common Shareholders effectively bear the entire management fee. The contractual management fee rate of 1.70% of the Trust’s Managed Assets represents an effective management fee rate of % of net assets attributable to Common Shares, assuming Financial Leverage of % of the Trust’s Managed Assets (the Trust’s outstanding Financial Leverage as of ). The Adviser pays to the Sub-Adviser a sub-advisory fee out of the management fee received by the Adviser.

(5)	Assumes Indebtedness under the Credit Agreement in an amount equal to approximately $ million at an annual interest rate to the Trust based on one-month LIBOR plus %. The costs associated with such Indebtedness are borne entirely by Common Shareholders.

(6)	Assumes outstanding 2026 Preferred Shares with an aggregate liquidation preference of $ million and an annual dividend rate equal to 6.50% of such liquidation preference. The costs associated with the 2026 Preferred Shares are borne entirely by Common Shareholders.

(7)	The Trust has retained the Adviser to provide investor support services and secondary market support services in connection with the ongoing operation of the Trust. The Trust pays the Adviser a service fee, payable monthly in arrears, in an annual amount equal to 0.20% of the Trust’s average daily Managed Assets.

(8)	Expenses attributable to the Trust’s investments, if any, in other investment companies, including closed-end funds and exchange-traded funds, are currently estimated not to exceed 0.01% of net assets attributable to Common Shares.

(9)	The “Other expenses” shown in the table and related footnotes include operating expenses of the Trust and are estimated for the Trust’s current fiscal year.

Example

The following example illustrates the expenses that you would pay on a $1,000 investment in Common Shares, assuming (1) total annual expenses of          % of net assets attributable to Common Shares, (2) the sales load of $   and estimated offering expenses of $        , and (3) a 5% annual return. The example assumes that the estimated Total Annual Expenses set forth in the Annual Expenses table are accurate and that all dividends and distributions are reinvested at NAV per Common Share. Actual expenses may be greater or less than those assumed. Moreover, the Trust’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

1 Year	3 Years	5 Years	10 Years
$	$	$	$

The Example should not be considered a representation of future expenses or returns. Actual expenses may be higher or lower than those assumed. Moreover, the Trust’s actual rate of return may be higher or lower than the hypothetical 5% return shown in the example.

CAPITALIZATION

The following table sets forth the Trust’s capitalization at                :

(i)	on a historical basis;

(ii)	on an as adjusted basis to reflect the issuance of an aggregate of Common Shares pursuant to the Trust’s Automatic Dividend Reinvestment Plan, and the application of the net proceeds from such issuances of Common Shares; and

(iii)	on an as further adjusted basis to reflect the assumed sale of Common Shares at a price of $ per share in an offering under this Prospectus Supplement and the accompanying Prospectus less the aggregate underwriting discount of $ and estimated offering expenses payable by the Trust of $ (assuming no exercise of the underwriters’ over-allotment option).

	Actual		As Adjusted (unaudited)		As Further Adjusted (unaudited)
Indebtedness:
Aggregate Principal Amount of Borrowings	$	[ ]	$	[ ]	$	[ ]
Preferred Shares:
6.50% Series 2026 Term Preferred Shares, par value $0.01 per share, [ ] shares issued and outstanding		[ ]		[ ]		[ ]
Common Shareholder’s Equity:
Paid-in capital		[ ]		[ ]		[ ]
Total distributable earnings		[ ]		[ ]		[ ]
Net Assets	$	[ ]	$	[ ]	$	[ ]

USE OF PROCEEDS

The Trust estimates that the net proceeds to the Trust from this offering will be approximately $                 million, (or $         million if the underwriters exercise their over-allotment option to purchase additional Common Shares in full), after deducting underwriting discounts and commissions and estimated offering expenses borne by the Trust.

The Trust intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Trust will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within                 months after the completion of the offering. Pending the full investment of the proceeds of an offering, it is anticipated that all or a portion of the proceeds will be invested in U.S. Government securities or high grade, short-term money market instruments, which have returns substantially lower than those the Trust anticipates earning once it has fully invested the proceeds of an offering in accordance with its investment objective. A delay in the anticipated use of proceeds could lower returns and reduce the Trust’s distribution to Common Shareholders.

RECENT DEVELOPMENTS

[TO COME, IF ANY]

[ADDITIONAL RISKS, IF ANY, TO COME]

TAX MATTERS

[TO COME]

UNDERWRITERS

[TO COME]

LEGAL MATTERS

Certain legal matters will be passed on by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois, as special counsel to the Trust in connection with the offering of Common Shares. Certain legal matters will be passed on by                ,         ,         , as special counsel to the underwriters in connection with the offering of Common Shares.

ADDITIONAL INFORMATION

This Prospectus Supplement and the accompanying Prospectus constitutes part of a Registration Statement filed by the Trust with the SEC under the Securities Act, and the 1940 Act. This Prospectus Supplement and the accompanying Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Trust and the Common Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s website (www.sec.gov).

         Shares

XAI Octagon Floating Rate & Alternative Income Term Trust

Common Shares

FORM OF

PROSPECTUS
SUPPLEMENT